Exhibit 10.3

December 17, 2009

Mr. Christopher P. Liddell

3645 Evergreen Point Road

Medina, WA 98030

Dear Chris:

On behalf of General Motors, I am pleased to extend to you an offer of employment as Vice Chairman and Chief Financial Officer of General Motors. This position reports directly to me in my capacity as Chairman and CEO. The tentative start date is January 1, 2010. You will be located at our headquarters office in Detroit, Michigan. The terms of the offer are set forth on the attached “Overview of Total Compensation and Benefits” (the “Overview”) as modified in discussions with Greg Lau today.

As a GM executive in the United States, you will be entitled to GM’s standard package of benefits and perquisites available to executives at your level as set forth in the Overview. Your participation in these plans, as well as any compensation plans, will be controlled by the terms of those plans and they can be amended, changed or terminated at any time as applicable to similarly situated participants.

Please note that you will need to satisfactorily complete a drug screening, as well as a background and security screening, as a condition of your employment.

We look forward to welcoming you to General Motors.

Sincerely,

/s/ Edward E. Whitacre, Jr.

Attachment

I accept this offer of employment with General Motors beginning January 1, 2010.

/s/ Christopher P. Liddell	December 18, 2009
Christopher P. Liddell	Date

General Motors Company	Mail Code 482-C39-B10	300 Renaissance Center	Detroit, MI 48265-3000
	Tel 313-667-3549	Fax 313-667-3122

TOTAL COMPENSATION AND BENEFITS OVERVIEW

Christopher Liddell

Chief Financial Officer

DIRECT COMPENSATION*	AMOUNT	COMMENTS

Annual Cash Salary	$750,000	Portion of salary paid in cash. Increases as appropriate - next review in 2011.

Annual Salary Stock	$3,450,000	Portion of salary paid in stock. On each salary payment date 1/24 of annual grant is earned and is not forfeitable except for inimical acts. The salary stock is converted to shares based on the valuation from the implied trading value of the Oldco bonds. The 2010 salary stock will be delivered ratably over three years beginning in 2012. Following IPO, salary stock will be valued based on stock market price.

Restricted Stock Unit Grant	$2,000,000	Target value of grant can be no greater than 1/3 of total annual compensation. Award is subject to forfeiture if not an active employee at the time of delivery (except for termination due to death). The grant vests in three years. Stock may only be redeemed in 25% installments for each 25% installment of GM’s TARP obligations that are repaid.

		Performance metrics are applicable to determine final grant units.

		The RSU grant amount could be reduced based on the total compensation delivered during the calendar year.

		If you are unable to start on January 1, 2010, a portion of the RSU grant will be moved to salary stock to maintain the RSU value of 1/3 of total annual compensation for calendar year 2010.

Total Annual Compensation - at target	$6,200,000

*	Compensation is subject to determination by the Executive Compensation Committee of the Board of Directors. Compensation plans may be amended, changed or terminated at any time by the Committee. Also as a TARP recipient, approval of the U.S. Treasury’s Special Master must be obtained for all compensation payments and structures for SEOs and other most highly compensated employees.